Exhibit 97.1

INCENTIVE COMPENSATION RECOUPMENT POLICY

(as adopted on August 14, 2023)

1. Introduction. Diamond Offshore Drilling, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Company has therefore adopted this Policy to provide for the recoupment of certain compensation in the event the Company is required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), and the corresponding listing standards adopted by The New York Stock Exchange (“NYSE Requirements”).

2. Recoupment. If the Company is required to prepare a Restatement, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall, unless the Committee determines it to be Impracticable, take Reasonably Prompt Action to recoup all Recoverable Compensation from any Covered Person. Subject to applicable law, the Committee will determine, in its sole discretion, the method for recouping the Recoverable Compensation, which may include, without limitation: requiring reimbursement of cash compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; offsetting the Recoverable Compensation from any underpayment of compensation relating to a different period resulting from the Restatement or any other compensation otherwise owed by the Company to the Covered Person; cancelling outstanding vested or unvested equity awards; reducing future compensation; or taking such other remedial and recovery action permitted by law as the Committee, in its sole discretion, determines to be appropriate.

3. Administration of Policy. The Committee shall have full authority to administer, amend or terminate this Policy. The Committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the U.S. Securities and Exchange Commission (the “SEC”) and any applicable NYSE Requirement.

4. Acknowledgement by Executive Officers. The Committee shall provide notice to and seek written acknowledgement of this Policy from each Executive Officer; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

5. No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, no Covered Person shall be indemnified by the Company against the loss of any Recoverable Compensation pursuant to this Policy.

6. Disclosures. The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the SEC (including, without limitation, Rule 10D-1 promulgated under the Exchange Act) and any NYSE Requirement.

7. Effective Date. This Policy shall be effective as of December 1, 2023 and shall apply to Incentive-Based Compensation that is Received on or after October 2, 2023. The Committee may terminate this Policy at any time; provided that this Policy shall automatically terminate and cease to apply effective upon a Change in Control.

8. Amendment. The Committee may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary to reflect any amendments or other changes to Section 10D of the Exchange Act or any NYSE Requirement.

9. Limitations. Nothing contained in this Policy (i) is intended to create, or should be construed as creating, any responsibilities, duties or liability of the members of the Board or the Committee, except to the extent otherwise provided under the applicable laws of the State of Delaware, which shall continue to set the legal standard for the conduct of the members of the Board and the Committee or (ii) is intended to preclude or impair the protections provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the Board and Committee on reports or other information provided by others.

10. Definitions. In addition to terms otherwise defined in this Policy, the following terms, when used in this Policy, shall have the following meanings:

“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee.

“Applicable Period” means the three completed fiscal years, including any Transition Period, immediately preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

“Change in Control” shall mean the consummation of any one of the following events:

i.
the acquisition by any person, entity or affiliated group in one or a series of transactions (other than the Company, any of its Affiliates or any trustee or other fiduciary holding securities under any employee benefit plan of the Company), of more than 50% of the outstanding voting power of the Company;

ii.
a merger, combination, amalgamation, consolidation, or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, or other resulting entity;

iii.
a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company, other than (A) to an Affiliate of the Company or (B) in connection with a spinoff involving an Affiliate of the Company or the then-current shareholders; or

iv.
during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).

“Covered Person” means any person who receives Recoverable Compensation.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function, any other officer who performs a significant policy-making function or any other person (including any executive officer of the Company’s parent company or subsidiaries) who performs similar significant policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and total shareholder return (“TSR”) are also considered Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable NYSE Requirement, the Committee or, in the absence of the Committee, a majority of the independent directors serving on the Board, determines that recovery of the Incentive-Based Compensation is impracticable because: (i) it has determined, after making a reasonable attempt to recover such Incentive-Based Compensation, that the direct expense that the Company would pay to a third party to assist in recovering the Incentive-Based Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive-Based Compensation would violate home country law adopted prior to November 28, 2022 and has received a legal opinion from home country counsel stating that the recovery would result in such a violation; or (iii) it has determined that the recovery of Incentive-Based Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the

Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt and without limitation, the following are representative examples of compensation that is not Incentive-Based Compensation for purposes of this Policy:

•
Salaries (except to the extent a salary increase is linked in whole or part to the attainment of a Financial Reporting Measure performance goal);

•
Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;

•
Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period;

•
Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture) or operational measures (e.g., completing a business objective, increase in backlog, etc.); or

•
Equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures (i.e., awards that vest solely on time-based or service-based conditions).

“Reasonably Prompt Action” means that each of the Company, its directors and its officers act in a manner that is consistent with the exercise of their applicable fiduciary duties to safeguard the assets of the Company, including the time value of any potential Recoverable Compensation.

“Received” means Incentive-Based Compensation received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Reporting Measures, as reflected in the

Restatement. With respect to Incentive-Based Compensation based on stock price or TSR, when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount shall be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received.

“Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, this Policy does not apply to:

•
An “out-of-period adjustment” in which correction of an error is recorded in the current period financial statements when that error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period; or

•
Changes to prior period financial statements that do not represent error corrections, including, without limitation, retrospective application of a change in accounting principles or practices, retrospective revisions to reportable segment information due to a change in the Company’s structure, retrospective reclassifications due to discontinued operations and retrospective revisions for stock splits, reverse stock splits, stock dividends or other changes in the Company’s capital structure.

“Transition Period” means any transition period in the Company’s financial statements that is the result of a change in the Company’s fiscal year within or immediately following the relevant three completed fiscal year period; provided, however, a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of 9 to 12 months shall be deemed to be a completed fiscal year for purposes of this Policy.